Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Glass Houses Acquisition Corp. (the “Company”) on Form S-1 of our report dated February 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Glass Houses Acquisition Corp. as of January 28, 2021 and for the period from January 19, 2021 (inception) through January 28, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP
Houston, TX
February 8, 2021

Marcum LLP n 6002 Rogerdale Road n Suite 300 n Houston, Texas 77072 n Phone 281.223.5500 n Fax 281.223.5501 n www.marcumllp.com